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                                                                   EXHIBIT 26(L)

Minnesota Life Insurance Company

400 Robert Street North
St. Paul, MN 55101-2098
651.665.3500 Tel


April 26, 2005



                                                        [Logo of Minnesota Life]


Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101

Re:  Variable Adjustable Life Policy

Dear Sir or Madam:


This opinion is furnished in connection with the filing of Post-Effective Amendment Number 3 to the Registration Statement on Form N-6 ("Registration Statement"), File Number 333-109853, which covers premiums expected to be received under Variable Adjustable Life Insurance Policy ("Policies") on the form referenced above and offered by Minnesota Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Life, after the Amendment to the Registration Statement is declared effective, in each state where they have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto.


In my opinion the illustrations of death benefits, policy values and accumulated premiums for the Policy, fully illustrated in the Statement of Additional Information, Item 25, entitled "Illustrations," based upon the assumptions stated, are consistent with the provisions of the Policies and Minnesota Life's administrative procedures. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the SAI, Item 25, "Illustrations," appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 40 than to prospective purchasers of Polices for a male at other ages or for a female at other ages. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Ehren

Robert J. Ehren, FSA, CLU


Vice President, Life Product Manufacturing


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